Exhibit 1.3

AMENDMENTS TO THE ARTICLES OF ASSOCIATION

1.	In Article 1:

(i)	delete “and” at the end of Article (xix);

(ii)	delete the full stop and insert a semi-colon at the end of Article 1 (xx) and after the semi-colon inset the word “and”; and

(iii)	insert a new definition as follows:

(xxi)	“United States” or “U.S.” means the United States of America, its territories and possessions, any state or political sub-division of the United States of America and the District of Columbia.

2.	Insert a new Article 130B as Follows:

“DISCLOSURE BY NOMINEES”

130B	(a)	The Board May by notice in writing require any person whom the Board knows or has reasonable cause to believe to be holding shares in the Company upon any trust or otherwise, for the benefit of, or on behalf of any other person (a “Nominee”), to give such further information as may be required by the Board, including the following:

(i)	details of the number of U.S. Holders who are interested in the shares in the Company held by the Nominee; and/or

(ii)	particulars of the identity of U.S. Holders who are interested in the shares in the Company held by Nominee.

For purpose of this article, U.S. Holders means a person that is a resident in the United States.

(b)	A notice under this Article shall require any information given in response to the notice to be given in writing within such time (not being less than 15 days) as maybe specified in the notice.

(c)	A notice which has taken effect under this Article shall remain in effect in accordance with its terms following a transfer of shares which it relates, if such transfer is to a Nominee, unless the transfer is an exempt transfer or unless and until the Board determines otherwise and notifies the holder accordingly.

(d)	If a Nominee has failed to comply with a notice under paragraph (a) above (in whole or in part) the restrictions referred to below shall apply. These restrictions shall continue for the period specified by the Board in the notice, being not more than seven days after the earlier of:

(i)	the board being notified that the shares held by Nominee have been sold pursuant to an exempt transfer; or

(ii)	due compliance, to the satisfaction of the Board, with the notice given under paragraph (a) above.

(e)	The restrictions referred to above are that the Nominee shall not be entitled in respect of the shares in the Company held by it:

(i)	To attend or to vote, either personally or by proxy, at any general meeting of the Company; or

(ii)	To receive any dividend or other distribution; or

(iii)	To transfer or agree to transfer any of those shares or any rights in them (other than by way of an exempt transfer).

The Board may waive these restrictions, in whole or in part, at any time.

(f)	The right to receive payments of income or capital which become due or payable in respect of any share during a period during which the restrictions referred above apply to such share under this Article shall be suspended during such period without any liability of the Company to the Nominee (or to any person interested in the shares in the Company held by the Nominee, whether beneficially or otherwise) for late payment or non-payment and the Company may retain such sums for its own use and benefit during such period of suspension and the Nominee may, at the discretion of the Board, be excluded from participation in any further issue of shares by reference to an existing holding of shares at a point in time during such period of suspension (and if any share is issued to a Nominee during a period of suspension the same restrictions shall apply to the shares held by the Nominee). No trust shall be created in respect of any such debt, no interest shall be payable in respect of the same and the Company shall not be required to account for any money earned on such amount, which may be employed in the business of the Company or invested in such investments as the Board may from time to time think fit.

(g)	An “exempt transfer” in relation to any share is a transfer pursuant to:

(i)	a sale of the share on a recognized investment exchange of the United Kingdom to any person other than a U.S. Holder; or

(ii)	a sale of the share on any stock exchange or inter-dealer quotation system in the US; or

(iii)	a transfer by a Nominee of the shares to the holder of the beneficial interest in those shares; or

(iv)	acceptance of a takeover offer.